Nevada Gold & Casinos, Inc. Reaches $11.35 Million Agreement With River Rock Entertainment Authority Regarding Cash Buyout of Credit Enhancement Fees

HOUSTON, March 5, 2007 (PRIME NEWSWIRE) -- Nevada Gold & Casinos, Inc. (AMEX:UWN) today announced that Dry Creek Casino, LLC, in which Nevada Gold owns a 69% interest, has reached an agreement with the River Rock Entertainment Authority to accept a cash buyout of $11.35 million for all remaining credit enhancement fees. Nevada Gold's portion of the cash buyout is approximately $8.1 million.

Chief Executive Officer Robert Sturges commented, "We are very pleased to have reached this agreement with the River Rock Entertainment Authority. This will enhance our financial flexibility as we re-position the Company and prepare for future growth."

Under the terms of the Original Agreement, credit enhancement fees were payable to Dry Creek Casino, LLC, for a period of five years, commencing June 1, 2003, and ending on May 31, 2008. In exercising its buy-out option, the River Rock Entertainment Authority would have had to pay a fixed monthly payment over the number of months remaining in the Original Agreement. Both parties agreed to a cash buyout in lieu of the fixed monthly payments.

About Nevada Gold & Casinos

Nevada Gold & Casinos, Inc. (AMEX:UWN) of Houston, Texas is a developer, owner and operator of gaming facilities and lodging entertainment facilities in Colorado, California, and New York. The Company owns a 43% interest in the Isle of Capri-Black Hawk LLC, which owns Isle of Capri-Black Hawk and Colorado Central Station, both of which are in Black Hawk, Colorado. Colorado Grande Casino in Cripple Creek, Colorado is wholly owned and operated by Nevada Gold. The Company owns a 25% interest in the Tioga Downs Racetrack & Vernon Downs Racetrack in New York State and has a management contract for both facilities. The Company also works with Native American tribes in a variety of capacities. Native American projects consist of a casino to be built in Pauma Valley, California for the La Jolla Band of Luiseno Indians and a casino to be developed by Buena Vista Development Company, LLC in the city of Ione, California for Buena Vista Rancheria of Me-Wuk Indians. For more information, visit www.nevadagold.com.